SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                 Commission File Number


                           NOTIFICATION OF LATE FILING


(Check One):   [ ] Form 10-K  [_] Form 11-K  [_] Form 20-F  [X]
Form 10-Q  [ ] Form N-SAR

                     For Period Ended: 03/31/99

     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:





                                     PART I
                             REGISTRANT INFORMATION


___________________________________________________________
Full Name of Registrant

International Media Holdings, Inc.

______________________________________________________________________________
Former Name if Applicable

Success Development International, Inc.

_____________________________________________________________________________
Address of Principal Executive Office (Street and Number)

9799 Old St Augustine Rd

_____________________________________________________________________________
City, State and Zip Code

Jacksonville, FL 32257



                                    PART III
                                   NARRATIVE


The company needs additional time to collect and complete the information needed to file the 10-QSB report, for the quarter ended 03/31/99, as accurately and completely as possible.


                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Jose A. Alvarez                     (813) 752-3743
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                (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                              [x] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                              [ ] Yes  [x] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


International Media Holdings, Inc.
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has caused  this  notification  to be signed on its  behalf by the  undersigned thereunto duly authorized.


Date     5/14/99                 By    Jose A. Alvarez
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